Post-Effective Amendment No. 17 to
                                                       SEC File No. 70-8593



                          SECURITIES AND EXCHANGE COMMISSION
                               WASHINGTON, D.C.  20549
                                       FORM U-1
                                  APPLICATION UNDER
                THE PUBLIC UTILITY HOLDING COMPANY ACT OF 1935 ("Act")

                                  GPU, INC. ("GPU")
                                100 Interpace Parkway
                             Parsippany, New Jersey 07054

                           GPU INTERNATIONAL, INC. ("GPUI")
                          EI SERVICES, INC. ("EI Services")
                  One Upper Pond Road, Parsippany, New Jersey 07054

                   JERSEY CENTRAL POWER & LIGHT COMPANY ("JCP&L")
                        METROPOLITAN EDISON COMPANY ("Met-Ed")
                      PENNSYLVANIA ELECTRIC COMPANY ("Penelec")
                     P.O. Box 16001, Reading, Pennsylvania 19640

                              GPU SERVICE, INC. ("GPUS")
                 100 Interpace Parkway, Parsippany, New Jersey 07054
                      (Names of companies filing this statement
                         and addresses of principal offices)

                                      GPU, INC.
          (Name of top registered holding company parent of the applicants)


          M.A. Nalewako, Secretary           Douglas E. Davidson, Esq.
          M.J. Connolly, Esq.                Berlack, Israels & Liberman LLP
          GPU Service, Inc.                  120 West 45th Street
          100 Interpace Parkway              New York, New York  10036
          Parsippany, New Jersey 07054

          W.S. Greengrove, Secretary
          GPU International, Inc.
          One Upper Pond Road
          Parsippany, New Jersey 07054
            ______________________________________________________________
                     (Names and addresses of agents for service)

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               GPU,  GPUI,  EI  Services,  JCP&L,  Met-Ed, Penelec and GPUS

          hereby  post-effectively  amend  their  Application  on Form U-1,

          docketed  in  SEC  File  No.  70-8593,  as heretofore amended, as follows:

               1.   By amending paragraph 2 of Post-Effective Amendment No.

          15 to read in its entirety as follows:

                    As of June 30, 1997, the aggregate amount of non-recourse debt applicable to Exempt Entities owned directly or indirectly by GPU was approximately $2.786 billion, of which approximately $1.284 billion related to GPU's proportionate ownership interests in these Exempt Entities.


               2.   By  amending the penultimate paragraph of subheading 5,

          "GPU  Power/Guaracachi/Empresa  Guaracachi",  in  paragraph  1 of

          Post-Effective  Amendment  No.  13  to  read  in  its entirety as follows:

                    The long-term debt outstanding at EGSA is denominated in Deutsche Marks ("DM"), U.S. dollars and a basket of DM and Norwegian currencies, all at fixed interest rates. The DM and U.S. dollar denominated loans represent about 82% of the outstanding debt. In order to mitigate this Foreign Exchange Risk, Guaracachi transferred approximately $15 million of the $47 million capitalization amount to a DM based investment fund to effectively hedge the foreign exchange rate fluctuation exposure associated with the DM long-term debt held by EGSA.


               3.   By  filing  the  following additional exhibit in Item 6

          thereof:

                    F-3  -    Revised GPU Capitalization Summary as of June
                              30, 1997.

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                                      SIGNATURE

                    PURSUANT  TO  THE  REQUIREMENTS  OF  THE PUBLIC UTILITY

          HOLDING  COMPANY ACT OF 1935, THE UNDERSIGNED COMPANIES HAVE DULY

          CAUSED  THIS STATEMENT TO BE SIGNED ON THEIR BEHALF BY THE UNDER-

          SIGNED THEREUNTO DULY AUTHORIZED.



                                        GPU, INC.
                                        JERSEY CENTRAL POWER & LIGHT COMPANY
                                        METROPOLITAN EDISON COMPANY
                                        PENNSYLVANIA ELECTRIC COMPANY


                                        By:  /s/ T.G. Howson
                                             T. G. Howson
                                             Vice President and Treasurer


                                        GPU INTERNATIONAL, INC.


                                        By:  /s/ B.L. Levy
                                             B. L. Levy
                                             President


          Date: August 29, 1997

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